Rule 424(b)(2)
			Registration Nos. 333-38227
	NASD File No. 961029005
	Cusip #: 52517PMP3

AMENDMENT TO PRICING SUPPLEMENT NO. 293
Trade Date: January 23, 1998 to Prospectus
Supplement dated December 17, 1997
and Prospectus dated December 3, 1997

	 LEHMAN BROTHERS HOLDINGS INC.
        	  Medium-Term Notes, Series E
                  		(Fixed Rate)

Due from Nine Months to 30 Years from Date of Issue

Pricing to Public:  9.43773761%

Agent's Commission: .00%

Original Issue Date: 02/10/98

Interest Rate Per Annum:  0.00%

Maturity Date:  02/10/28

Call Option: The Issuer has the right to call the Issue on the dates listed below at the corresponding prices. Call Notice is 30 calendar days.

Call Dates:  February 10, 2003:	13.986957
             February 10, 2008:	20.729012
	         February 10, 2013:	30.720901
	         February 10, 2018:	45.529125
	         February 10, 2023:	67.475273

These Notes, issued under Pricing Supplement No. 293, may be sold in minimum denominations of $1,000, or any amount in excess thereof which is an integral multiple of $1,000.

The aggregate principal amount of proceeds of this offering is $47,188,688 representing a face amount of $500,000,000 and relates only to Pricing Supplement No. 293. Medium-Term Notes, Series E may be issued by the Company in an aggregate principal amount of up to $12,403,325,000 and, to date, including this offering, an aggregate of $11,817,913,688 Medium-Term Notes, Series E has been issued and $7,753,678,688 are outstanding.




The Agent has purchased the Notes as principal in this transaction and may resell any of such Notes to another broker/dealer (acting as principal for the purposes of resale) at a discount, which may vary from the discount received by the Agent in such transaction.